Exhibit 99.1

Allurion Reports Second Quarter 2024 Financial Results and Provides Business Update

Results highlighted by strong sequential revenue growth and record procedure volume

NATICK, Mass.-- August 13, 2024 -- (BUSINESS WIRE) -- Allurion Technologies, Inc. (NYSE: ALUR) (“Allurion” or the “Company”), a company dedicated to ending obesity, today announced its financial results for the second quarter ended June 30, 2024 and provided a business update.

Recent Company Highlights

•
Second quarter revenue of $11.8 million, a sequential increase of $2.4 million or 25% from the first quarter of 2024
•
Second quarter loss from operations reduced by 30% compared to the year-ago period and by 44% when one-time financing costs are excluded
•
Procedure volume, as estimated through new app users, grew by 12% year-over-year, a quarterly record that equated to over 10,000 Allurion balloon placements for the second consecutive quarter
•
Updating full-year 2024 revenue guidance to between $40 million and $45 million
•
Announced the publication of a third-party study demonstrating active patients gained an average of 5.6% lean mass while still averaging 14% weight loss on the Allurion Program
•
Expanded capabilities of Coach Iris—the Company’s proprietary, AI-powered weight loss coach—to support patients on GLP-1 drug therapy
•
Successfully treated last patient in the AUDACITY trial with second balloon, putting trial completion on track for end of this year
•
Completed a public offering and concurrent private placement of securities on July 1, 2024 which generated approximately $22.0 million in gross proceeds

“After restructuring our business at the end of 2023, the entire Allurion team executed at a high level and posted a second consecutive quarter of sequential revenue growth, record procedure volume, and significant improvements in operating income,” said Dr. Shantanu Gaur, Chief Executive Officer. “With a balance sheet strengthened from our recent public offering, we now believe we have the cash runway to execute through significant milestones and are working toward a plan to achieve profitability by the end of next year.

“While our business is operating much more efficiently, we continue to innovate. We launched GLP-1 drug support for Coach Iris, advancing our vision to create a verticalized, conversational AI agent for weight loss that any patient can use,” Dr. Gaur continued. “We believe the 24/7, 360-degree support that our digital platform provides enables best-in-class outcomes, including improvements in body composition and muscle mass that have proven difficult to achieve using other modalities. We intend to build upon these advancements with our recent launch of the Virtual Care Suite in the United States and to capitalize on the enormous opportunity in the overall weight loss management space.”

The Company previously announced on August 6, 2024, that ANSM, the French regulatory authority, has suspended sales of the Allurion Balloon and that the Company is withdrawing the device from the French market, pending implementation of a remediation plan to reduce certain risks associated with the advertising of the Balloon and patient follow-up and physician education programs. The Company is cooperating with the French regulatory authority on executing its remediation plan and hopes to resume commercialization as soon as possible. Importantly, this decision is not a result of any new, published scientific evidence regarding the Allurion Balloon, and no regulatory authority outside of France has taken any similar action.

“The safety of the Allurion Balloon has been well-established in 20 peer-reviewed publications and over 150,000 patients we estimate that we have treated commercially,” Dr. Gaur continued. “In France, as well as globally, our complication rates remain in line with the rates reported in the published literature on the Allurion Balloon, and well below data from pivotal studies from other weight loss products still on the market in France. While we disagree with the decision from ANSM, we have had an open dialogue with them and have already begun executing against a remediation plan we presented to ANSM that focuses on changes to our advertising, patient follow-up, and physician training.”

The Company is updating its full-year 2024 revenue guidance to between $40 million and $45 million and expects growth in procedure volume to be between 10% and 15%.

“We have adjusted our guidance to take into account the disruption of sales in France, more conservative assumptions on inventory stocking, and macroeconomic headwinds in other regions that we believe will lead to slower growth than originally expected in the second half of 2024,” said Dr. Gaur.

Second Quarter Financial Results

Total revenue for the quarter ended June 30, 2024 was $11.8 million, compared to $9.4 million for the first quarter of 2024 and $13 million for the same period in 2023. The year-over-year decrease in revenue reflected de-stocking, macroeconomic headwinds in certain markets leading to lower re-order rates during the period, and reductions in sales to certain accounts to manage credit risk.

Gross profit for the second quarter was 76%, compared to 77% for the same period in 2023.

Sales and marketing expenses for the second quarter decreased approximately $3.6 million to $6.7m million, compared to $10.3 million for the same period in 2023, driven largely by increased operating efficiency and our cost reduction initiatives implemented in the fourth quarter of 2023.

Research and development expenses decreased by $2.3 million to $4.3 million in the quarter driven by reduced costs related to our AUDACITY clinical trial in the United States.

General and administrative expenses of $7.3 million increased by $0.9 million, driven by $1.9 million of financing costs incurred during the second quarter related to refinancing our debt, our public offering and concurrent private placement, partially offset by accounts receivable reserves recorded in the prior period. Excluding those financing costs, general and administrative expenses would have been $0.9 million less than the prior year due to cost reduction initiatives.

Loss from operations for the second quarter decreased by $3.9 million to $9.3 million, compared to $13.3 million in the same period in 2023. The decrease in loss from operations was driven by our efforts to reduce operating costs, partially offset by $1.9M in financing costs.

Cash balance on June 30, 2024 was $19.3 million, which was prior to the closing of the public, and concurrent private, offering of securities.

Conference Call and Webcast Details

Company management will host a conference call to discuss financial results and provide a business update on August 13, 2024 at 8:30 AM ET.

To access the conference call by telephone, please dial +1 (888) 330-3417 (domestic) or +1 (646) 960-0804 (international) and use Conference ID 1905455. To listen to the conference call via live audio webcast, please visit the Events section of Allurion’s Investor Relations website at Allurion - Events & Presentations. The archived webcast will also be available on Allurion’s Investor Relations website mentioned above shortly after the completion of the call.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight loss platform that features the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less(TM) intragastric balloon for weight loss, and offers access to the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Coach Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan: gastric balloon, surgical, medical or nutritional. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although Allurion believes that it has a reasonable basis for each forward-looking statement contained in this press release, Allurion cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which it cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding: the financial outlook for 2024, including driving procedural volume growth, revenue growth, durable pricing, and the impact of cost reduction initiatives on cash burn and operational flexibility; cash runway and the expected sufficiency and duration of cash balance to meet milestones and achieve profitability; the performance and market acceptance of products, including Virtual Care Suite and the Coach Iris feature, for patients using different weight loss therapies both outside and within the United States; Allurion’s ability to implement remediation efforts sufficient to satisfy French regulatory authorities and resume sales and marketing efforts in France; that the Company’s digital platform will enable best-in-class outcomes; the impact of investments and initiatives on distribution of the Allurion Program, advancement of its artificial intelligence platform, and improvement of patient outcomes; and the market and demand for our products and weight-loss solutions, including GLP-1 drugs and elective procedures.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to obtain and maintain regulatory approval for, and successfully commercialize, the Allurion Program; the timing of, and results from, its clinical studies and trials; the evolution of the markets in which Allurion competes; and the impact of GLP-1 drugs; the ability of Allurion to maintain its listing on the New York Stock Exchange; the effect of COVID-19, the Russia and Ukraine war and the Israel-Hamas war on Allurion’s business and financial results; the outcome of any legal proceedings against Allurion; the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion competes; and those factors discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2024, as amended, and other filings with the SEC. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that Allurion will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent Allurion’s views as of the date of this press release. Allurion anticipates that subsequent events and developments will cause its views to change. However, while Allurion may elect to update these forward-looking statements at some point in the future, Allurion has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Allurion’s views as of any date subsequent to the date of this press release.

Unaudited Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$11,766	$12,960	$21,152	$27,031
Cost of revenue	2,773	2,992	5,293	5,932
Gross profit	8,993	9,968	15,859	21,099
Operating expenses:
Sales and marketing	6,718	10,273	12,863	22,137
Research and development	4,310	6,581	10,035	14,433
General and administrative	7,311	6,408	13,697	11,714
Total operating expenses:	18,339	23,262	36,595	48,284
Loss from operations	(9,346)	(13,294)	(20,736)	(27,185)
Other income (expense):
Interest expense	(339)	(2,508)	(2,270)	(4,745)
Changes in fair value of warrants	1,376	(204)	4,507	(1,679)
Changes in fair value of debt	8,230	2,257	8,230	2,257
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	6	—	1,496	—
Changes in fair value of earn-out liabilities	5,690	—	19,880	—
Loss on extinguishment of debt	(8,713)	—	(8,713)	—
Termination of convertible note side letters	—	(8,134)	—	(8,134)
Other income (expense), net	999	(91)	1,171	(255)
Total other income (expense):	7,249	(8,680)	24,301	(12,556)
Income (loss) before income taxes	(2,097)	(21,974)	3,565	(39,741)
Provision for income taxes	(65)	(22)	(141)	(56)
Net Income (loss)	(2,162)	(21,996)	3,424	(39,797)
Cumulative undeclared preferred dividends	—	(725)	—	(1,442)
Net income (loss) attributable to common shareholders	$(2,162)	$(22,721)	$3,424	$(41,239)
Net income (loss) per share
Basic	$(0.05)	$(0.84)	$0.07	$(1.52)
Diluted	$(0.05)	$(0.84)	$0.07	$(1.52)
Weighted-average shares outstanding
Basic	47,946,609	27,107,397	47,862,980	27,097,341
Diluted	47,946,609	27,107,397	48,982,998	27,097,341

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$19,258	$38,037
Accounts receivable, net of allowance of doubtful accounts of $11,363 and $12,671, respectively	13,357	18,194
Inventory, net	4,788	6,171
Prepaid expenses and other current assets	2,902	2,414
Total current assets	40,305	64,816
Property and equipment, net	3,254	3,381
Right-of-use asset	2,481	3,010
Other long-term assets	510	505
Total assets	$46,550	$71,712
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$7,984	$10,379
Current portion of term loan	-	38,643
Current portion of lease liabilities	850	908
Accrued expenses and other current liabilities	14,724	15,495
Total current liabilities	23,558	65,425
Public warrant liabilities	2,113	5,943
Revenue Interest Financing liability	39,000	36,200
Earn-out liabilities	4,110	23,990
Convertible notes payable, net of discounts and current portion	40,950	—
Lease liabilities, net of current portion	1,788	2,306
Other liabilities	5,613	8,335
Total liabilities	117,132	142,199
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value — 100,000,000 shares authorized as of June 30, 2024; and no shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value — 1,000,000,000 shares authorized as of June 30, 2024; and 47,972,989 and 47,688,096 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	5	5
Additional paid-in capital	144,768	143,007
Accumulated other comprehensive loss	(5,980)	(700)
Accumulated deficit	(209,375)	(212,799)
Total stockholders’ deficit	(70,582)	(70,487)
Total liabilities and stockholders’ deficit	$46,550	$71,712

Investors
Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Global Media
Cedric Damour
PR Manager
+33 7 84 21 02 20
cdamour@allurion.com

Source: Allurion Technologies, Inc.